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                      August 31, 2023

       David Li
       Chief Executive Officer
       JOYY Inc.
       30 Pasir Panjang Road #15-31A Mapletree Business City
       Singapore 117440

                                                        Re: JOYY Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-35729

       Dear David Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li, Esq.